Exhibit 4.12

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 4, 2009, by and between Sonic Automotive, Inc., a Delaware corporation (the “Company”), and the individual set forth on the signature page hereto (“Buyer”).

WHEREAS, the Company desires to sell and issue to Buyer, and Buyer desires to purchase from the Company, the number of shares of the Company’s Class A common stock, par value $0.01 per share, set forth underneath the name of Buyer on the signature hereto (the “Shares”), on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the Company and Buyer hereby agree as follows:

Section 1. Purchase and Sale.

1.1. On the date hereof, Buyer shall purchase from the Company, the Shares to be issued by the Company on May 7, 2009, for an aggregate consideration set forth underneath the name of Buyer on the signature page hereto (the “Purchase Price”). The price per Share shall be $             (the “Sale Price”), which Sale Price has been approved by a committee of one or more independent and disinterested members of the Board of Directors of the Company.

1.2. On or prior to the date hereof, Buyer shall have the Purchase Price paid to the Company by personal check, wire transfer or other means to be mutually agreed upon between the parties. In the event that the Purchase Price has been pre-deposited into an escrow account for the benefit of Buyer, the funds in escrow shall be released upon satisfaction of the conditions set forth in Section 2 hereof based on arrangements between Buyer and the Company.

1.3. Subject to the satisfaction of the conditions set forth in Section 2 hereof, on May 7, 2009, the Company shall authorize and direct American Stock Transfer & Trust Company to properly register the issuance of the Shares in the name of Buyer.

1.4. In the event the conditions set forth in Section 2 hereof are not satisfied, the Company shall not issue the Shares to Buyer and shall promptly return any Purchase Price to Buyer or not have any pre-deposited funds released from Buyer’s escrow account, as applicable.

Section 2. Conditions Precedent.

2.1. The Company’s obligation to sell and issue the Shares to Buyer, and Buyer’s obligation to purchase the Shares from the Company is subject to the occurrence of the closing of transactions described in the subscription agreement to be entered into among the Company, certain subsidiaries of the Company and the subscribers party thereto (the “Subscription Agreement”), the form of which is attached as Exhibit A hereto.

Section 3. Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer as follows:

3.1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement by the Company (i) are within the corporation power of the Company and have been duly authorized by all necessary corporate actions; (ii) do not conflict with or result in a breach of the Company’s certificate of incorporation or by-laws; and (iii) do not violate any applicable laws.

3.2. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

3.3. The Shares have been duly authorized by the Company for issuance and sale pursuant to this Agreement and, when issued and delivered against payment therefore as provided herein, will be duly issued, fully paid and non-assessable, and not subject to any encumbrance (other than as may be imposed by Buyer).

Section 4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company as follows:

4.1. Buyer is an individual with all necessary capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer (i) do not conflict with or result in a breach of any contract to which Buyer is a party or by which Buyer is bound; and (ii) do not violate any applicable laws.

4.2. Buyer is acquiring the Shares for his/her own account, for investment purposes, as principal for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof. Buyer does not presently have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

4.3. Buyer understands that (i) the Shares have not been registered under the Securities Act or any state or other securities law, (ii) the Shares are being offered and sold in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, its representations and warranties set forth herein in order to determine the availability of such exemptions, and (iii) it must hold the Shares indefinitely and not offer or resell the Shares except pursuant to an effective registration statement under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable laws.

4.4. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company pursuant to this Agreement, is able to bear the economic risk of such investment for an indefinite period of time and is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

4.5. Buyer has been afforded the opportunity to ask questions of the Company and receive answers from the Company and to obtain such additional information as Buyer deems necessary to permit it to evaluate the merits and risks of its investment in the Company and has independently, without reliance upon any representatives of the Company and based on such information as the Buyer deemed appropriate, made its own analysis and decision to enter into this Agreement.

4.6. Buyer did not employ any broker or finder in connection with the transactions contemplated by this Agreement.

Section 5. Miscellaneous Provisions.

5.1. Upon request of Buyer, the Company shall use commercially reasonable efforts to register the Shares with the Securities and Exchange Commission for public resale by such Buyer.

5.2. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Delaware.

5.3. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, duties or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party.

5.4. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, if any, relating to the subject matter contemplated herein. There are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

5.5. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

5.6. This Agreement may be executed by facsimile or electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver, amendment or modification of this Agreement shall be valid unless made in writing and signed by the party against which an enforcement of the same is sought.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Sonic Automotive, Inc.

By:
Name:
Title:

Name of Buyer:

Number of Shares:

Purchase Price:

List of Buyers

William R. Brooks

David P. Cosper

Stephen K. Coss

Joseph K. Cox

Frank Jeff Dyke III

Richard A. Ford

Thomas W. Keen Jr.

David L. Koehler

Michael A. Maynard

O. Bruton Smith

B. Scott Smith

David B. Smith

SMDA Development I, LLC

Rachel M. Richards

J. Cary Tharrington, IV

Jeffrey L. Wiggins